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                                                                    EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the use in this Registration Statement of AMI Semiconductor, Inc. on Form S-4 of our report dated June 14, 2002 on the combined financial statements of the Mixed Signal Division of Alcatel Microelectronics, NV (which expresses an unqualified opinion and includes an explanatory paragraph that states that the financial statements are not intended to be a complete presentation of the financial position, results of operations before interest and taxes and cash flows of the Mixed Signal Business and are not necessarily indicative of the results that would be recorded had it operated on a stand-alone basis), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.


Deloitte & Partners Bedrijfsrevisoren*


/s/ Gino Desmet
-------------------------------------
Gino Desmet


February 10, 2003




















* A former member firm of Andersen Worldwide. Deloitte & Partners
Bedrijfsrevisoren has entered into an agreement to associate with Deloitte & Touche (Belgium).